Exhibit 99.1

Health Net, Inc.
21650 Oxnard Street
Woodland Hills, CA 91367
818.676.6000
800.291.6911
www.healthnet.com

Investor
Contacts:	David Olson	Angie McCabe
	818.676.6978	818.676.8692
	david.w.olson@healthnet.com	angeline.c.mccabe@healthnet.com

Media
Contact:	Margita Thompson
818.676.7912
margita.n.thompson@healthnet.com

HEALTH NET REPORTS FOURTH QUARTER NET INCOME

OF $123.4 MILLION, OR $1.10 PER DILUTED SHARE

SMALL GROUP AND INDIVIDUAL MEMBERSHIP INCREASES

10.5 PERCENT IN 2007 COMPARED TO 2006

COMPANY REPURCHASED 4.3 MILLION SHARES FOR $230 MILLION IN 2007

LOS ANGELES, February 5, 2008 – Health Net, Inc. (NYSE:HNT) today announced 2007 fourth quarter net income of $123.4 million, or $1.10 per diluted share, compared with 2006 fourth quarter net income of $84.8 million, or $0.72 per diluted share.

For the full year 2007, Health Net reported net income of $200.2 million, or $1.76 per diluted share. Included in the full year 2007 results is the full effect of $296.8 million pretax, or $216.0 million after-tax, charges incurred in the third quarter of 2007 as a result of Health Net reaching an agreement in principle to settle three class action lawsuits known as the McCoy, Wachtel and Scharfman lawsuits; the proposed resolution of regulatory issues with the New Jersey Department of Banking and Insurance; and other litigation matters.

The pretax charges are accounted for in two parts:

•	$201.5 million is included in third quarter of 2007 health plan services expenses for claims-related matters, class disbursements and remediations; and

•

$95.3 million is included in the third quarter of 2007 general and administrative (G&A) expenses related to attorneys’ fees, regulatory fines and estimated liability for litigation unrelated to the class action lawsuits.

A table outlining the allocation of the pretax charges in the third quarter of 2007 to the appropriate line items in the full year 2007 income statement is attached to this release.

Fourth Quarter and Full Year 2007 Highlights

Following are key highlights for the fourth quarter and full year of 2007:

•	Small group and individual membership increased 10.5 percent to 770,000 members as of December 31, 2007 compared to December 31, 2006;

•	Medicare Advantage enrollment increased 18.6 percent to 236,000 members as of December 31, 2007 compared to December 31, 2006;

•	Medicare Part D enrollment increased 3.8 percent sequentially and 26.3 percent year-over-year to 379,000 members at December 31, 2007;

•

Health Net repurchased 353,459 shares during the fourth quarter of 2007, bringing its total share repurchases for the full year 2007 to 4.3 million shares at an average price of $53.24. The company has approximately $346 million in remaining repurchase authority; and

•

Operating cash flow was $257.0 million in the fourth quarter of 2007 compared to $147.5 million in the fourth quarter of 2006. For the full year 2007, operating cash flow was $605.5 million compared to $286.2 million for the full year 2006.

“We are very pleased with our performance in the fourth quarter and for the full year 2007,” said Jay Gellert, president and chief executive officer of Health Net, Inc. “Our results highlight our strategy of shifting our commercial business to the small and mid-markets, focusing on Medicare growth opportunities and managing expenses.”

Membership

Total health plan enrollment as of December 31, 2007 was approximately 3.8 million members, an increase of 55,000 members, or 1.5 percent, compared to December 31, 2006, and a sequential increase of 8,000 members.

Commercial risk enrollment declined by 26,000 members, or 1.2 percent, to approximately 2.2 million members as of December 31, 2007 compared to December 31, 2006, and increased slightly compared to September 30, 2007. Administrative Services Only (ASO) membership decreased by 41,000 members, or 37.6 percent, to nearly 68,000 members as of December 31, 2007 compared to December 31, 2006. Sequentially, ASO membership decreased by 22,000 members, or 24.4 percent, primarily in the company’s Northeast region.

Enrollment in the company’s Medicare Advantage plans grew by 37,000 members, or 18.6 percent, to 236,000 members during the 12 months ended December 31, 2007. During the fourth quarter of 2007, Medicare Advantage membership decreased by 3,000 members, or 1.3 percent. Membership in the company’s Medicare Part D plans as of December 31, 2007 was 379,000, an increase of 79,000 members, or 26.3 percent, from December 31, 2006. Medicare Part D membership increased by 14,000 members, or 3.8 percent, during the fourth quarter of 2007.

“Enrollment growth in 2007 was consistent with our strategy of growing the smaller end of the market while maintaining pricing discipline,” said Gellert. “As a result, the small group and individual segment grew by 10.5 percent during the year. Commercial new sales in California exceeded 50,000 members for the seventh consecutive quarter. In addition, our Medicare Advantage and Medicare Part D membership both experienced excellent growth during the year.”

Medicaid enrollment at December 31, 2007 was 846,000 members, an increase of 6,000 members, or approximately 1.0 percent, since December 31, 2006. During the fourth quarter of 2007, Medicaid enrollment increased by 17,000 members, or 2.1 percent.

Revenues, Health Care Costs and G&A Expenses

Health Net’s total revenues increased 11.7 percent in the fourth quarter of 2007 to $3.6 billion from $3.2 billion in the fourth quarter of 2006. Health plan services premium revenues increased 11.4 percent to $2.9 billion in the fourth quarter of 2007 compared to $2.6 billion in the fourth quarter of 2006.

Health Net’s Government contracts revenues increased 13.5 percent in the fourth quarter of 2007 to $619.4 million from $545.9 million in the fourth quarter of 2006. The quarter-over-quarter increase was driven by higher revenues and health care costs in 2007 compared to the same period in 2006.

The health plan services medical care ratio (MCR) was 82.6 percent in the fourth quarter of 2007 compared to 81.7 percent in the fourth quarter of 2006. The MCR was 89.8 percent in the third quarter of 2007 including the impact of the $201.5 million health plan services expenses charge, and 82.9 percent in the third quarter of 2007 excluding the impact of the charge.

The commercial MCR of 81.8 percent in the fourth quarter of 2007 improved by 60 basis points compared to the fourth quarter of 2006. Including the impact of the charge, the commercial MCR was 93.2 percent in the third quarter of 2007. Excluding the impact of the charge, the commercial MCR was 82.7 percent in the third quarter of 2007.

In the fourth quarter of 2007, commercial premium yields on a per member per month (PMPM) basis increased by 11.8 percent compared to the 2006 fourth quarter.

Including the impact from the health plan services expenses charge, PMPM commercial health care costs for the full year 2007 increased by 12.5 percent compared to the full year 2006. Total PMPM commercial health care costs increased by 11.0 percent in the fourth quarter of 2007 compared to the fourth quarter of 2006.

“Compared to the full year 2006, commercial premium yields PMPM increased by 9.2 percent for the full year 2007 while commercial health care costs increased by 8.9 percent PMPM excluding the impact of the charges,” said Gellert.

The Government contracts cost ratio was 89.9 percent in the fourth quarter of 2007 compared to 93.6 percent in the fourth quarter of 2006. “Our Federal Services division, which consists of our Northern Region TRICARE Contract, Veterans Administration business and rapidly growing family counseling business with the Department of Defense, had another solid quarter,” said Jim Woys, Health Net’s chief operating officer and president of the Government and Specialty Services division. “We are honored to serve our military men and women and their families, and this year, we are celebrating our 20th anniversary in providing the military access to quality health care in partnership with our military counterparts.”

Total G&A expense was $307.1 million in the fourth quarter of 2007 compared with $301.9 million in the fourth quarter of 2006. “Our focus on expense management resulted in a 100 basis point improvement from 11.5 percent in the fourth quarter of 2006 to 10.5 percent in the fourth quarter of 2007 in our G&A expense ratio,” said Joseph C. Capezza, Health Net’s chief financial officer. “As we implement our G&A repositioning strategy in order to achieve greater cost savings and become more competitive, we expect the G&A ratio to decrease further in 2008.”

Health Net’s selling expenses of $90.3 million in the fourth quarter of 2007 increased by approximately $24.0 million compared to the fourth quarter of 2006. “As a result of our strategy of growing the individual and small and mid-size employer group segments and strengthening our relationships with the agents and brokers who sell our products, our selling expense ratio in the fourth quarter of 2007 increased 60 basis points,” said Capezza.

Balance Sheet

Cash and investments as of December 31, 2007 were $2.6 billion compared with $2.1 billion as of December 31, 2006.

Reserves for claims and other settlements increased by $251.6 million to $1.3 billion at December 31, 2007 from December 31, 2006, and include $201.5 million of reserves for the charges incurred in the third quarter of 2007 relating to class action litigation settlement, regulatory matters and other litigation expenses.

Days claims payable (DCP), including provider and other claim settlements, capitation payments and Medicare Part D expenses, increased by 5.1 days to 49.9 days in the fourth quarter of 2007 compared to 44.8 days in the fourth quarter of 2006 and increased by 8.0 days compared to the third quarter of 2007.

Excluding provider and other claim settlements, capitation payments and Medicare Part D, DCP in the fourth quarter of 2007 decreased by 4.3 days to 54.9 days compared to the 2006 fourth quarter and increased by 0.2 days sequentially (see footnote (a) in the Notes to Consolidated Financial Statements in the accompanying tables).

“The minor sequential change in DCP from the third quarter to the fourth quarter of 2007 reflects our reserves stability,” said Capezza. “We expect DCP to continue to remain stable in 2008 and beyond.”

The company’s debt-to-total capital ratio was 22.5 percent as of December 31, 2007 compared to 21.9 percent as of December 31, 2006 and 18.5 percent on September 30, 2007.

Interest expense decreased by $2.4 million in the fourth quarter of 2007 compared to the fourth quarter of 2006 as a result of refinancing activities with lower interest rates during 2007.

Cash Flow

Operating cash flow in the 2007 fourth quarter, which includes an extra monthly payment of $56.0 million from the Department of Health Services (DHS) for California Medicaid that should have been received in September 2007, was approximately $257.0 million, or 1.9 times net income plus depreciation and amortization, compared to $147.5 million in the fourth quarter of 2006. Operating cash flow for the full year 2007 was $605.5 million compared to $286.2 million for the full year 2006. “Excluding the extra DHS monthly payment, operating cash flow during the fourth quarter of 2007 was approximately $201.0 million, which is 1.5 times net income plus depreciation and amortization,” said Capezza. “Our strong cash flow is another affirmation of the quality of our earnings.”

Outlook

Health Net expects full year 2008 earnings per diluted share of $4.14 to $4.17 based on expected diluted weighted average shares outstanding of 109 million shares, with 38 percent of earnings per diluted share occurring in the first half of 2008. Therefore, the company expects earnings per diluted share of $0.67 based on a share count of approximately 112 million shares in the first quarter of 2008 with an expected G&A ratio of 10. 7 percent. Health Net expects the G&A ratios in subsequent quarters in 2008 to average less than 10.0 percent.

Conference Call

As previously announced, Health Net will discuss the company’s fourth quarter and full year 2007 results during a conference call on Tuesday, February 5, 2008, beginning at approximately 11:00 a.m. Eastern time. To listen to the call, please dial 877.874.1565, code7064474. A live webcast and replay of the conference call also will be available at www.healthnet.com. The conference call webcast is open to all interested parties. A replay of the conference call will be available from February 5, 2008 through February 9, 2008, by dialing

888.203.1112, code 7064474. Anyone listening to the company’s conference call will be presumed to have read Health Net’s Annual Report on Form 10-K for the year ended December 31, 2006, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007, and other reports filed by the company from time to time with the Securities and Exchange Commission.

About Health Net

Health Net, Inc. is among the nation’s largest publicly traded managed health care companies. Its mission is to help people be healthy, secure and comfortable. The company’s health plans and government contracts subsidiaries provide health benefits to approximately 6.6 million individuals across the country through group, individual, Medicare, Medicaid and TRICARE and Veterans Affairs programs. Health Net’s behavioral health subsidiary, MHN, provides mental health benefits to approximately 7.0 million individuals in all 50 states. The company’s subsidiaries also offer managed health care products related to prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit the company’s Web site at www.healthnet.com.

Cautionary Statements

Health Net, Inc. and its representatives may from time to time make written and oral forward-looking statements, including statements contained in news releases, in Health Net’s filings with the Securities and Exchange Commission, in the company’s reports to shareholders and in meetings with investors and analysts, within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, that involve a number of risks and uncertainties. All statements, other than statements of historical information provided herein, may be deemed to be forward-looking statements. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, rising health care costs, negative prior period claims reserve developments, trends in medical care ratios, issues relating to provider contracts, litigation costs, regulatory fines, operational issues, health care reform and general business conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this release.

# # #

[Eight pages of tables follow]

Health Net, Inc.

Consolidated Statements of Operations

(Amounts in thousands, except per share, PMPM and ratio data)

	Quarter Ended December 31, 2006	Year Ended December 31, 2006	Quarter Ended September 30, 2007	Quarter Ended December 31, 2007	Year Ended December 31, 2007
REVENUES:
Health plan services premiums	$2,619,222	$10,364,740	$2,930,151	$2,916,718	$11,435,314
Government contracts	545,906	2,376,014	660,394	619,423	2,501,677
Net investment income	28,229	111,042	29,298	31,630	120,176
Administrative services fees and other income	14,816	56,554	12,085	15,482	51,104

Total revenues	3,208,173	12,908,350	3,631,928	3,583,253	14,108,271

EXPENSES:
Health plan services	2,139,063	8,600,443	2,631,211	2,409,332	9,762,896
Government contracts	511,077	2,234,535	613,345	556,648	2,307,610
General and administrative	301,927	1,165,313	397,168	307,099	1,265,555
Selling	66,353	245,304	91,524	90,332	327,827
Depreciation	6,216	21,541	7,956	8,816	30,282
Amortization	1,092	4,050	4,782	4,782	12,700
Interest	10,093	51,179	7,401	7,712	32,497

	3,035,821	12,322,365	3,753,387	3,384,721	13,739,367
Litigation costs	37,093	37,093	—	—	—
Debt refinancing	—	70,095	—	—	—

	3,072,914	12,429,553	3,753,387	3,384,721	13,739,367
Income from operations before income taxes	135,259	478,797	(121,459)	198,532	368,904
Income tax provision (benefit)	50,474	149,484	(17,614)	75,149	168,751

Net income	$84,785	$329,313	$(103,845)	$123,383	$200,153

Basic earnings per share	$0.74	$2.86	$(0.93)	$1.12	$1.80
Diluted earnings per share	$0.72	$2.78	$(0.93)	$1.10	$1.76

Weighted average shares outstanding:
Basic	114,841	115,128	111,111	110,087	111,316
Diluted	117,707	118,310	111,111	112,255	113,829

Pretax margin	4.2%	3.7%	-3.3%	5.5%	2.6%
Health plan services MCR	81.7%	83.0%	89.8%	82.6%	85.4%
Government contracts cost ratio	93.6%	94.0%	92.9%	89.9%	92.2%
G&A expense ratio	11.5%	11.2%	13.5%	10.5%	11.0%
Selling costs ratio	2.5%	2.4%	3.1%	3.1%	2.9%
Days claims payable (a)	44.8	44.3	41.9	49.9	43.9
Days claims payable - adjusted (a)	59.2	59.4	54.7	54.9	54.1
Effective tax rate	37.3%	31.2%	14.5%	37.9%	45.7%
Health plan services premiums PMPM	$243.82	$243.70	$267.64	$266.88	$263.54
Health plan services costs PMPM	$199.12	$202.22	$240.33	$220.45	$225.00

Health Net, Inc.

Consolidated Statements of Operations

(Amounts in thousands, except per share, PMPM and ratio data)

Note:

This table presents the company’s consolidated operations for the year ended December 31, 2007 and the charges recorded in the consolidated statement of operations for the quarter ended September 30, 2007. Management believes that the presentation of certain financial information in the attached press release (such as MCR, health care costs and G&A expenses), excluding the charges that were recorded in the third quarter of 2007, all of which is non-GAAP financial information, is important to investors as it excludes one-time items that are not indicative of our core operating results. This non-GAAP financial information should be considered in addition to, not as a substitute for, financial information prepared in accordance with GAAP.

	As Reported Year Ended December 31, 2007	Impact of Selected Costs Recorded in the Quarter Ended September 30, 2007	Excluding Impact of Selected Costs Recorded in the Quarter Ended September 30, 2007
REVENUES:
Health plan services premiums	$11,435,314		$11,435,314
Government contracts	2,501,677		2,501,677
Net investment income	120,176		120,176
Administrative services fees and other income	51,104		51,104

Total revenues	14,108,271		14,108,271

EXPENSES:
Health plan services	9,762,896	$201,449	9,561,447
Government contracts	2,307,610		2,307,610
General and administrative	1,265,555	95,308	1,170,247
Selling	327,827		327,827
Depreciation	30,282		30,282
Amortization	12,700		12,700
Interest	32,497		32,497

	13,739,367	296,757	13,442,610

Income from operations before income taxes	368,904	(296,757)	665,661
Income tax benefit	168,751 (a)	(80,777)	249,528

Net income	$200,153	$(215,980)	$416,133

Basic earnings per share	$1.80	$(1.94)	$3.74
Diluted earnings per share	$1.76	$(1.90)	$3.66

Weighted average shares outstanding:
Basic	111,316		111,316
Diluted	113,829		113,829

Pretax margin	2.6%	-2.1%	4.7%
Health plan services MCR	85.4%	1.8%	83.6%
Government contracts cost ratio	92.2%	—	92.2%
G&A expense ratio	11.0%	0.8%	10.2%
Selling costs ratio	2.9%	—	2.9%
Effective tax rate	45.7%	8.3%	37.5%

Note

(a)	Includes $26.2 million of tax asset write-off related to the charge.

Health Net, Inc.

Consolidated Balance Sheet

(Amounts in thousands, except ratio data)

	December 31, 2006	September 30, 2007	December 31, 2007
ASSETS
Current Assets
Cash and cash equivalents	$704,806	$698,889	$1,007,017
Investments - available for sale	1,416,038	1,472,717	1,557,278
Premiums receivable, net	177,625	299,705	264,691
Amounts receivable under government contracts	199,569	174,647	189,976
Incurred but not reported (IBNR) health care costs receivable under TRICARE North contract	272,961	295,241	266,767
Other receivables	230,865	100,528	72,518
Deferred taxes	54,702	148,990	132,818
Other assets	161,280	203,928	210,039

Total current assets	3,217,846	3,394,645	3,701,104

Property and equipment, net	151,184	170,353	178,758
Goodwill, net	751,949	751,949	751,949
Other intangible assets, net	42,835	114,424	109,386
Deferred taxes	33,137	45,223	47,765
Other noncurrent assets	100,071	143,639	144,093

Total Assets	$4,297,022	$4,620,233	$4,933,055

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Reserves for claims and other settlements	$1,048,796	$1,313,104	$1,300,432
Health care and other costs payable under government contracts	52,384	52,472	69,014
IBNR health care costs payable under TRICARE North contract	272,961	295,241	266,767
Unearned premiums	164,099	187,958	176,981
Loans payable	200,000	—	35,000
Accounts payable and other liabilities	371,263	400,878	457,367

Total current liabilities	2,109,503	2,249,653	2,305,561
Senior notes payable	—	398,020	398,071
Loans payable	300,000	—	112,363
Other noncurrent liabilities	108,554	213,376	235,022

Total Liabilities	2,518,057	2,861,049	3,051,017

Stockholders’ Equity
Common stock and additional paid-in capital	1,028,018	1,141,432	1,151,395
Treasury common stock, at cost	(891,294)	(1,104,904)	(1,123,750)
Retained earnings	1,653,478	1,732,170	1,855,553
Accumulated other comprehensive loss	(11,237)	(9,514)	(1,160)

Total Stockholders’ Equity	1,778,965	1,759,184	1,882,038

Total Liabilities and Stockholders’ Equity	$4,297,022	$4,620,233	$4,933,055

Debt-to-Total Capital Ratio	21.9%	18.5%	22.5%

Health Net, Inc.

Consolidated Statements of Cash Flows

(Amounts in thousands)

	Quarter Ended December 31, 2006	Year Ended December 31, 2006	Quarter Ended September 30, 2007	Quarter Ended December 31, 2007	Year Ended December 31, 2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$84,785	$329,313	$(103,845)	$123,383	$200,153
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization and depreciation	7,308	25,591	12,738	13,598	42,982
Debt refinancing charge	—	70,095	—	—	—
Share-based compensation expense	5,294	20,115	6,072	6,457	24,298
Other changes	1,583	13,624	120	(3,498)	(7,955)
Changes in assets and liabilities, net of the effects of dispositions/acquisitions:
Premiums receivable and unearned premiums	80,802	11,907	(320,490)	24,037	(74,184)
Other receivables, deferred taxes and other assets	(131,634)	(127,066)	(66,147)	38,884	45,154
Amounts receivable/payable under government contracts	(35,499)	(86,925)	53,431	1,213	26,223
Reserves for claims and other settlements	13,422	8,624	228,643	(12,672)	251,636
Accounts payable and other liabilities	121,409	20,952	58,310	65,565	97,175

Net cash provided by (used in) operating activities	147,470	286,230	(131,168)	256,967	605,482

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales of investments	144,021	464,787	94,682	242,421	807,649
Maturities of investments	37,424	113,125	41,493	65,606	213,833
Purchases of investments	(200,611)	(635,611)	(173,198)	(397,611)	(1,180,854)
Proceeds from sale of property and equipment	—	4,242	—	—	96,748
Purchases of property and equipment	(23,978)	(72,807)	(14,485)	(17,342)	(64,850)
Cash paid for acquisition of assets and businesses	—	(73,999)	—	—	(80,277)
Purchases and Sales of restricted investments and other	(1,982)	15,384	9,991	7,127	(22,444)

Net cash used in investing activities	(45,126)	(184,879)	(41,517)	(99,799)	(230,195)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and employee stock purchases	23,883	70,294	27,496	2,525	72,622
Repurchases of common stock	(250,671)	(253,502)	(135,384)	(27,052)	(232,220)
Excess tax benefits from share-based compensation	3,881	11,889	3,312	487	17,987
Borrowings under financing arrangements	—	497,334	—	175,000	668,535
Repayment of borrowings under financing arrangements	—	(465,045)	—	—	(600,000)

Net cash (used in) provided by financing activities	(222,907)	(139,030)	(104,576)	150,960	(73,076)

Net (decrease) increase in cash and cash equivalents	(120,563)	(37,679)	(277,261)	308,128	302,211
Cash and cash equivalents, beginning of period	825,369	742,485	976,150	698,889	704,806

Cash and cash equivalents, end of period	$704,806	$704,806	$698,889	$1,007,017	$1,007,017

Health Net, Inc.

Notes to Consolidated Financial Statements

Notes:

(a)	Management believes that days claims payable (excluding capitation, provider and other claim settlements and Medicare Part D), a non-GAAP financial measure, provides useful information to investors because, in excluding those health care costs for which no or minimal reserves are maintained, it is a more accurate reflection of days claims payable calculated from claims-based reserves than is days claims payable, which does not exclude such costs. This non-GAAP financial information should be considered in addition to, not as a substitute for, financial information prepared in accordance with GAAP. The following table provides a reconciliation of the differences between days claims payable (excluding capitation, provider and other claim settlements and Medicare Part D) and days claims payable, the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Q4 2006	FY 2006	Q3 2007	Q4 2007	FY 2007
	(Dollars in millions)
Reserve for Claims and Other Settlements	$1,048.8	$1,048.8	$1,313.1	$1,300.4	$1,300.4
Less: Capitation Payable, Provider and Other Claim Settlements and Medicare Part D	(85.3)	(85.3)	(290.7)	(299.3)	(299.3)

Adjusted Reserve for Claims and Other Settlements	963.5	963.5	1,022.4	1,001.1	1,001.1
(1) Average Reserve for Claims and Other Settlements	1,042.1	1,044.5	1,198.8	1,306.8	1,174.6
(2) Average Adjusted Reserve for Claims and Other Settlements	949.2	954.2	1,004.0	1,011.8	982.3
(3) Health Plan Services Cost	2,139.1	8,600.4	2,631.2	2,409.3	9,762.9
Less: Capitation Payable, Provider and Other Claim Settlements and Medicare Part D	(662.8)	(2,735.4)	(942.0)	(715.2)	(3,129.7)

(4) Adjusted Health Plan Services Cost	1,476.3	5,865.0	1,689.2	1,694.1	6,633.2
(5) Number of Days in Period	92	365	92	92	365
= (1) / (3) * (5) Days Claims Payable	44.8	44.3	41.9	49.9	43.9
= (2) / (4) * (5) Days Claims Payable - Adjusted	59.2	59.4	54.7	54.9	54.1

Health Net, Inc.

Enrollment Data - By State

(In thousands)

				Change from
				September 30, 2007		December 31, 2006
	Dec 31, 2007	Sept 30, 2007	Dec 31, 2006	Increase/ (Decrease)	% Change	Increase/ (Decrease)	% Change
California
Large Group	991	992	1,064	(1)	(0.1)%	(73)	(6.9)%
Small Group and Individual	477	477	419	0	0.0%	58	13.8%

Commercial Risk	1,468	1,469	1,483	(1)	(0.1)%	(15)	(1.0)%
ASO	6	5	6	1	20.0%	0	0.0%

Total Commercial	1,474	1,474	1,489	0	0.0%	(15)	(1.0)%
Medicare Advantage	112	112	104	0	0.0%	8	7.7%
Medi-Cal	712	698	710	14	2.0%	2	0.3%

Total California	2,298	2,284	2,303	14	0.6%	(5)	(0.2)%

Connecticut
Large Group	136	138	153	(2)	(1.4)%	(17)	(11.1)%
Small Group and Individual	25	26	30	(1)	(3.8)%	(5)	(16.7)%

Commercial Risk	161	164	183	(3)	(1.8)%	(22)	(12.0)%
ASO	32	54	67	(22)	(40.7)%	(35)	(52.2)%

Total Commercial	193	218	250	(25)	(11.5)%	(57)	(22.8)%
Medicare Advantage	45	44	34	1	2.3%	11	32.4%
Medicaid	90	87	84	3	3.4%	6	7.1%

Total Connecticut	328	349	368	(21)	(6.0)%	(40)	(10.9)%

New York
Large Group	116	114	122	2	1.8%	(6)	(4.9)%
Small Group and Individual	118	117	102	1	0.9%	16	15.7%

Commercial Risk	234	231	224	3	1.3%	10	4.5%
ASO	13	13	17	0	0.0%	(4)	(23.5)%

Total Commercial	247	244	241	3	1.2%	6	2.5%
Medicare Advantage	3	9	6	(6)	(66.7)%	(3)	(50.0)%

Total New York	250	253	247	(3)	(1.2)%	3	1.2%

New Jersey
Large Group	30	30	44	0	0.0%	(14)	(31.8)%
Small Group and Individual	60	60	59	0	0.0%	1	1.7%

Commercial Risk	90	90	103	0	0.0%	(13)	(12.6)%
ASO	17	18	19	(1)	(5.6)%	(2)	(10.5)%

Total Commercial	107	108	122	(1)	(0.9)%	(15)	(12.3)%
Medicaid	44	44	46	0	0.0%	(2)	(4.3)%

Total New Jersey	151	152	168	(1)	(0.7)%	(17)	(10.1)%

Arizona
Large Group	81	81	75	0	0.0%	6	8.0%
Small Group and Individual	56	55	50	1	1.8%	6	12.0%

Commercial Risk	137	136	125	1	0.7%	12	9.6%
Medicare Advantage	51	49	35	2	4.1%	16	45.7%

Total Arizona	188	185	160	3	1.6%	28	17.5%

Oregon
Large Group	101	98	96	3	3.1%	5	5.2%
Small Group and Individual	34	35	37	(1)	(2.9)%	(3)	(8.1)%

Commercial Risk	135	133	133	2	1.5%	2	1.5%
Medicare Advantage	21	21	20	0	0.0%	1	5.0%

Total Oregon	156	154	153	2	1.3%	3	2.0%

Other States
Medicare Advantage	4	4	0	0	0.0%	4	0.0%

Medicare PDP (stand-alone)	379	365	300	14	3.8%	79	26.3%

Total Health Plan Enrollment
Large Group	1,455	1,453	1,554	2	0.1%	(99)	(6.4)%
Small Group and Individual	770	770	697	0	0.0%	73	10.5%

Commercial Risk	2,225	2,223	2,251	2	0.1%	(26)	(1.2)%
ASO	68	90	109	(22)	(24.4)%	(41)	(37.6)%

Total Commercial	2,293	2,313	2,360	(20)	(0.9)%	(67)	(2.8)%
Medicare Advantage	236	239	199	(3)	(1.3)%	37	18.6%
Medicare PDP (stand-alone)	379	365	300	14	3.8%	79	26.3%
Medi-Cal/Medicaid	846	829	840	17	2.1%	6	0.7%

Total Health Plans	3,754	3,746	3,699	8	0.2%	55	1.5%

TRICARE - North Contract Eligibles	2,895	2,913	2,930	(18)	(0.6)%	(35)	(1.2)%

Health Net, Inc.

Enrollment Data - Line of Business

(In thousands)

				Change from
				September 30, 2007		December 31, 2006
	Dec 31, 2007	Sept 30, 2007	Dec 31, 2006	Increase/ (Decrease)	% Change	Increase/ (Decrease)	% Change
Large Group
California	991	992	1,064	(1)	(0.1)%	(73)	(6.9)%
Connecticut	136	138	153	(2)	(1.4)%	(17)	(11.1)%
New York	116	114	122	2	1.8%	(6)	(4.9)%
New Jersey	30	30	44	0	0.0%	(14)	(31.8)%
Arizona	81	81	75	0	0.0%	6	8.0%
Oregon	101	98	96	3	3.1%	5	5.2%

	1,455	1,453	1,554	2	0.1%	(99)	(6.4)%

Small Group and Individual
California	477	477	419	0	0.0%	58	13.8%
Connecticut	25	26	30	(1)	(3.8)%	(5)	(16.7)%
New York	118	117	102	1	0.9%	16	15.7%
New Jersey	60	60	59	0	0.0%	1	1.7%
Arizona	56	55	50	1	1.8%	6	12.0%
Oregon	34	35	37	(1)	(2.9)%	(3)	(8.1)%

	770	770	697	0	0.0%	73	10.5%

Commercial Risk
California	1,468	1,469	1,483	(1)	(0.1)%	(15)	(1.0)%
Connecticut	161	164	183	(3)	(1.8)%	(22)	(12.0)%
New York	234	231	224	3	1.3%	10	4.5%
New Jersey	90	90	103	0	0.0%	(13)	(12.6)%
Arizona	137	136	125	1	0.7%	12	9.6%
Oregon	135	133	133	2	1.5%	2	1.5%

	2,225	2,223	2,251	2	0.1%	(26)	(1.2)%

ASO
California	6	5	6	1	20.0%	0	0.0%
Connecticut	32	54	67	(22)	(40.7)%	(35)	(52.2)%
New York	13	13	17	0	0.0%	(4)	(23.5)%
New Jersey	17	18	19	(1)	(5.6)%	(2)	(10.5)%

	68	90	109	(22)	(24.4)%	(41)	(37.6)%
Total Commercial
California	1,474	1,474	1,489	0	0.0%	(15)	(1.0)%
Connecticut	193	218	250	(25)	(11.5)%	(57)	(22.8)%
New York	247	244	241	3	1.2%	6	2.5%
New Jersey	107	108	122	(1)	(0.9)%	(15)	(12.3)%
Arizona	137	136	125	1	0.7%	12	9.6%
Oregon	135	133	133	2	1.5%	2	1.5%

	2,293	2,313	2,360	(20)	(0.9)%	(67)	(2.8)%
Medicare Advantage
California	112	112	104	0	0.0%	8	7.7%
Connecticut	45	44	34	1	2.3%	11	32.4%
New York	3	9	6	(6)	(66.7)%	(3)	(50.0)%
Arizona	51	49	35	2	4.1%	16	45.7%
Oregon	21	21	20	0	0.0%	1	5.0%
Other States	4	4	0	0	0.0%	4	0.0%

	236	239	199	(3)	(1.3)%	37	18.6%
Medi-Cal/Medicaid
California	712	698	710	14	2.0%	2	0.3%
Connecticut	90	87	84	3	3.4%	6	7.1%
New Jersey	44	44	46	0	0.0%	(2)	(4.3)%

	846	829	840	17	2.1%	6	0.7%
Medicare PDP (stand-alone)	379	365	300	14	3.8%	79	26.3%

Total Health Plan Enrollment
Large Group	1,455	1,453	1,554	2	0.1%	(99)	(6.4)%
Small Group and Individual	770	770	697	0	0.0%	73	10.5%

Commercial Risk	2,225	2,223	2,251	2	0.1%	(26)	(1.2)%
ASO	68	90	109	(22)	(24.4)%	(41)	(37.6)%

Total Commercial	2,293	2,313	2,360	(20)	(0.9)%	(67)	(2.8)%
Medicare Advantage	236	239	199	(3)	(1.3)%	37	18.6%
Medicare PDP (stand-alone)	379	365	300	14	3.8%	79	26.3%
Medi-Cal/Medicaid	846	829	840	17	2.1%	6	0.7%

Total Health Plans	3,754	3,746	3,699	8	0.2%	55	1.5%

TRICARE - North Contract Eligibles	2,895	2,913	2,930	(18)	(0.6)%	(35)	(1.2)%

Health Net, Inc.

Reconciliation of Reserves for Claims and Other Settlements

(In millions)

	Health Plan Services
	Year 2007	Year 2006	Year 2005
Reserve for claims (a), beginning of period	$754.2	$768.7	$794.6

Incurred claims related to:
Current Year	5,790.7	5,222.0	5,130.4
Prior Years (c)	0.6	(77.3)	(114.5)

Total Incurred (b)	5,791.3	5,144.7	5,015.9

Paid claims related to:
Current Year	4,972.3	4,485.7	4,401.3
Prior Years	734.5	673.5	640.5

Total Paid (b)	5,706.8	5,159.2	5,041.8

Reserve for claims (a), end of period	838.7	754.2	768.7
Add:
Claims Payable (d)	365.7	203.9	177.2
Other (e)	96.0	90.7	94.3

Reserves for claims and other settlements, end of period	$1,300.4	$1,048.8	$1,040.2

(a)	Consists of incurred but not reported claims and received but unprocessed claims and reserves for loss adjustment expenses.
(b)	Includes medical claims only. Capitation, pharmacy and other payments including provider settlements are not included.
(c)	This line represents the change in reserves attributable to the difference between the original estimate of incurred claims for prior years and the revised estimate. In developing the revised estimate, there have been no changes in the approach used to determine the key actuarial assumptions, which are the completion factor and medical cost trend. Claims liabilities are estimated under actuarial standards of practice and generally accepted accounting principles. The majority of the reserve balance held at each quarter-end is associated with the most recent months’ incurred services because these are the services for which the fewest claims have been paid. The majority of the adjustments to reserves relate to variables and uncertainties associated with actuarial assumptions. The degree of uncertainty in the estimates of incurred claims is greater for the most recent months’ incurred services. Revised estimates for prior years are determined in each quarter based on the most recent updates of paid claims for prior years.
(d)	Includes amount accrued for litigation and regulatory-related expenses.
(e)	Includes accrued capitation, shared risk settlements, provider incentives and other reserve items.